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                                                  Exhibit 5

                                   THE ALLSTATE CORPORATION
                                   2775 Sanders Road
                                   Northbrook, Illinois 60062-6127
                                   ---------------------------------------------

                                   Emma M. Kalaidjian
                                   Assistant Secretary



                                October 31, 2000



The Allstate Corporation
2775 Sanders Road
Northbrook, IL  60062-6127

Ladies and Gentlemen:

     A Registration Statement on Form S-8 ("Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register an additional $40,000,000 of Deferred Compensation Obligations of The Allstate Corporation ("Allstate") for issuance to participants in The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the "Plan"). The Obligations represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan. The $40,000,000 of Obligations being registered under this Registration Statement are in addition to the $40,000,000 of Obligations registered on November 8, 1995 pursuant to Registration Statement No. 33-99138. This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of Allstate as currently in effect, (iv) the By-laws of Allstate as currently in effect, and (v) resolutions of the Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     Based upon the foregoing, it is my opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of Allstate, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity.



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     I am licensed to practice law in Illinois. This opinion is limited to the
Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                        Very truly yours,

                                        /s/ Emma M. Kalaidjian
                                        Emma M. Kalaidjian





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